Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE FOURTH QUARTER AND FISCAL YEAR

Oakland, CA – February 3, 2005 — Cost Plus, Inc. (Nasdaq:CPWM) announced total sales for the fourth quarter ended January 29, 2005 were $342.9 million, a 9.7% increase from $312.6 million for the fourth quarter ended January 31, 2004. Total sales for the full fiscal year were $908.6 million, a 13.3% increase from $801.6 million for fiscal 2003.

Same store sales for the fourth quarter decreased 1.3%, on top of a 3.1% increase for the fourth quarter of fiscal 2003. For the full year, same store sales increased 0.9% following a 2.7% increase last year.

The Company also reaffirmed guidance provided on January 6, 2005, wherein it estimated earnings of $1.06 per diluted share for the fourth quarter of fiscal 2004.

Murray Dashe, Chairman, President and CEO indicated: “In January we successfully sold through our residual holiday inventory, and we look forward to entering the new fiscal year with clean inventories and a strong spring product offering.”

The Company will release its fourth quarter and fiscal year end results on March 17, 2005 which will be followed by a conference call at 8:00 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 908-6247 or (212) 346-6540. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21231645, from 10:00 a.m. PST Thursday to 10:00 a.m. PST on Friday, March 18, 2005. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of January 29, 2005, the Company operated 237 stores in 30 states compared to 204 stores in 26 states as of January 31, 2004.

The above statements relating to anticipated financial results for the fourth quarter and fiscal year 2005 beginning inventories are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate effect of the rate of seasonal and other markdowns and the mix of sales for the fourth quarter, the results of the Company’s physical inventory, changes in accounting rules and regulations, adjustments identified in closing the Company’s books and accounting records for the year and year-end audit adjustments. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe
(510) 893-7300
Or
John Luttrell
(510) 808-9119

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